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                                                                    Exhibit 10.1

                            KEY-PERSON LIFE INSURANCE
                           PREMIUM SHARING AGREEMENT

         THIS PREMIUM SHARING AGREEMENT (this "Agreement"), effective as of July l, 2006 (the "Effective Date"), is by and among The A Consulting Team, Inc. (the "Company"), a New York corporation with its principal place of business at 200 Park Avenue South, New York, NY 10003, Mr. Shmuel BenTov and Helios & Matheson Information Technology Ltd. ("H&M" (and together with the Company, the "Parties")), a foreign corporation with its principal place of business at 9 Nungambakkam High Road, Chennai 600034 India.

                                   WITNESSETH:

          WHEREAS, the Company currently maintains a $10 million life insurance policy (the "Policy") on the life of Mr. Shmuel BenTov, a director and the Chief Executive Officer and President of the Company ("BenTov");

         WHEREAS, the Company is currently the sole beneficiary of the entire $10 million payable under the Policy;

         WHEREAS, the Company currently pays an annual premium of $28,860 (the "Current Premium");

         WHEREAS, the Board of Directors of the Company (the "Board") desires to reduce the amount payable to the Company under the Policy to $5 million in order to reduce its annual premium payments;

         WHEREAS, BenTov and H&M have previously entered into a Stock Purchase Agreement dated March 30, 2006 (the "Stock Purchase Agreement"), whereby, among other things, H&M agreed to acquire and pay for term insurance in the amount of $5 million till March 31, 2007 and $2.5 million March 31, 2008, on the life of BenTov in order to secure certain deferred payments due pursuant to the terms of the Stock Purchase Agreement in the event of the death of BenTov;

         WHEREAS, pursuant to the Stock Purchase Agreement, the amount of the insurance that H&M agreed to acquire and pay for will reduced in half after the Third Payment has been made, and the insurance will be cancelled after the Fourth Payment has been made; and

         WHEREAS, as an accommodation to BenTov and H&M, a principal stockholder of the Company, the Board has agreed to maintain the Policy but to allocate $5 million of the amount payable under the Policy to a beneficiary designated by BenTov in order that H&M may fulfill its obligation under the Stock Purchase Agreement.

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         NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

         l. Payment of Premium. H&M agrees to pay to the Company one-half (1/2) of the amount of all future premium payments under the policy for the period commencing on the date hereof and ending on March 31, 2007. H&M further agrees to pay to the Company one-fourth (1/4) of the amount of all future premium payments under the Policy for the period commencing on the date hereof and ending on March 31, 2008. H&M agrees to pay such future premium payments at least two (2) business days in advance of the due date of such premium payment. H&M also agrees to pay the Company one-half of the premium amounts previously paid by the Company for the period commencing on the Effective Date. In the event that H&M fails to pay any payments due hereunder, the Company shall provide H&M a written notice and H&M shall have ten (10) business days to submit the late payments. The parties agree that in the event that H&M fails to pay any payments due after the 10-day period, BenTov and the Company shall cause the Company to be named as the sole and exclusive beneficiary under the Policy.

         2. No Company Liability; No Representations or Warranties. H&M acknowledges that it has reviewed the Policy. The Company makes no representations or warranties regarding the Policy. THE COMPANY EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE POLICY. H&M and Mr. Bentov expressly acknowledge and agree that, the Company shall have no liability for any payments or obligations under the Stock Purchase Agreement or hereunder under any circumstances including, without limitation, in the event that the Policy is cancelled, revoked, rescinded, modified or amended or if payments thereunder are denied for any reason. H&M's sole and exclusive remedy hereunder, under law or otherwise for any lapse, cancellation, termination, modification, amendment, revocation or denial of coverage under the Policy shall be reimbursement of any advance premium payments made by H&M for the period of time after the date of such cancellation, termination, revocation or denial of coverage (pro rated for any partial period).

         3. Notice. The Company shall provide H&M at least five ten (10) business days advance notice of any future premium payment and the date such premium is due. Such notice may be given orally or in writing, via physical or electronic mail at the applicable address of H&M most recently provided to the Company. Notice by the Company to Mr. Shankar Ram shall be deemed notice to H&M. The Company shall provide notice to H&M of any cancellation or termination of the Policy within a reasonable time after the Company receives notice of the same.

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     4. Designation of a Beneficiary. Upon the completion and delivery by BenTov of any applicable insurance forms to the Company and payment of the applicable portion of the premium payment for the period commencing on the Effective Date previously paid by the Company, the Company shall cause the insurance provider to name the beneficiary designated by BenTov as a beneficiary for $5.0 million ($2.5 million after March 31, 2007) payable under the policy.

     5. Entire Agreement. This Agreement constitutes the entire agreement of the Parties concerning the subject matter hereof and supersedes any other agreements, representations or understandings (whether written or oral, express or implied) which relate to the subject matter hereof.

     6. Amendments and Waivers. This Agreement may not be amended or terminated, nor may any provision hereof be waived, except by the written consent of the Parties hereto.

     7. Successors and Assigns. This Agreement shall be binding upon the transferees, successors, assigns, estate, heirs, legal representatives, executors or administrators of the Parties hereto.

     8. Governing Law. This Agreement shall be governed by the laws of the State of New York (without regard for the conflict of law provisions thereof).

     [Remainder of Page Intentionally Left Blank; Signature Page Follows]



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         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same agreement.

                                       THE A CONSULTING TEAM, INC.

                                       By /s/ Salvatore M. Quadrino
                                          -------------------------------------
                                          Name: Salvatore M. Quadrino
                                          Title: Chief Financial Officer


                                       HELIOS & MATHESON INFORMATION
                                       TECHNOLOGY LTD.

                                       By /s/ V. Ramachandran
                                          -------------------------------------
                                          Name: V. Ramachandran
                                          Title: Chairman

                                       SHMUEL BENTOV

                                       /s/ Shmuel Bentov